Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-169341) of Volcano Corporation and in the related Prospectus for the registration of common stock, preferred stock, debt securities, warrants and units, the Registration Statement on Form S-3 (No. 333-165346) of Volcano Corporation and in the related Prospectus for the registration of common stock, the Registration Statement on Form S-8 (No. 333-172119) of Volcano Corporation pertaining to the 2005 Equity Compensation Plan, the Registration Statement on Form S-8 (No. 333-136655) pertaining to the 2000 Long Term Incentive Plan and the 2005 Equity Compensation Plan of Volcano Corporation, the Registration Statement on Form S-8 (No. 333-145761) pertaining to the 2005 Equity Compensation Plan and 2007 Employee Stock Purchase Plan of Volcano Corporation, and the Registration Statement on Form S-8 (No. 333-149761) pertaining to the 2007 Employee Stock Purchase Plan of Volcano Corporation of our report dated March 5, 2010, with respect to the consolidated financial statements of Volcano Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Sacramento, California

February 29, 2012